SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
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                                SCHEDULE TO
                                (RULE 13e-4)
        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)

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                                ALDILA, INC.
       (Name of Subject Company (Issuer) and Filing Person Offeror))


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        Options to Purchase Common Stock, Par Value $0.01 Per Share,
            Having an Adjusted Exercise Price of $13.32 or More
                       (Title of Class of Securities)

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                                 014384101
                   (CUSIP Number of Class of Securities)
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                             Robert J. Cierzan
                            12140 Community Road
                          Poway, California 92064
                               (858) 513-1801

                  (Name, address, and telephone number of
          person authorized to receive notices and communications
                        on behalf of filing persons)
                              with a copy to:
                            Edward S. Rosenthal
                  Fried, Frank, Harris, Shriver & Jacobson
                     350 South Grand Avenue, 32nd Floor
                           Los Angeles, CA 90071
                               (213) 473-2000


                         CALCULATION OF FILING FEE
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------------------------------------- -----------------------------------------
  Transaction Valuation* $66,217.59         Amount Of Filing Fee $13.24**
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*   Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 935,000 shares of common stock of Aldila, Inc. having an aggregate value of $66,217.59 as of May 30, 2002 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule
    0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

**  Previously paid.

|_| Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid:   Not applicable
    Form or Registration No.: Not applicable
    Filing Party:             Not applicable
    Date Filed:               Not applicable

|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

|_| third-party tender offer subject to Rule 14d-1.

|X| issuer tender offer subject to Rule 13e-4.

|_| going-private transaction subject to Rule 13e-3.

|_| amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|

     This Amendment No. 1 (this "Amendment") amends and supplements the Tender Offer Statement on Schedule TO (the "Schedule TO") filed with the Securities and Exchange Commission (the "Commission") on May 30, 2002, relating to our offer to exchange outstanding options to purchase shares of our common stock, par value $0.01 per share, having an exercise price per share of $4.44 or more before the effectiveness of our 1-for-3 reverse stock split (which became effective prior to the opening of business on June 4, 2002) and $13.32 or more giving effect to the 1-for-3 reverse stock split, for new options with an exercise price to be determined, and the related Letter of Transmittal.

ITEM 4. TERMS OF THE TRANSACTION.

(a) The information set forth in Exhibit (a)(7) attached hereto is hereby incorporated by reference.

(b) The information set forth in Exhibit (a)(7) attached hereto is hereby incorporated by reference.

ITEM 12. EXHIBITS.

     Item 12 of the Schedule TO is hereby amended and restated as follows, so as to rename Exhibit (a)(7), Exhibit (a)(8) and Exhibit (a)(9) as Exhibit (a)(9), Exhibit (a)(10) and Exhibit (a)(11), respectively, and to add a new Exhibit (a)(7) and Exhibit (a)(8).

(a)  (1) Offer to Exchange, dated May 30, 2002.*

     (2)  Form of Letter of Transmittal.*

     (3)  Letter to Offerees, dated May 30, 2002.*

     (4)  Form of Notice of Change in Election From Accept to Reject.*

     (5)  Form of Notice of Change in Election From Reject to Accept.*

     (6) Form of Checklist From Aldila's Human Resources Department for Employees.*

     (7)  Supplement to Aldila Stock Option Exchange Offer.

     (8)  Notice of Expiration of Aldila Stock Option Exchange Offer.

     (9) Aldila, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2001 (Filed with the Securities and Exchange Commission on April 9, 2002 and incorporated herein by reference).

     (10) Aldila, Inc. Definitive Proxy Statement on Schedule 14A (Filed with the Securities and Exchange Commission on April 10, 2002 and incorporated herein by reference).

     (11) Aldila, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2002 (Filed with the Securities and Exchange Commission on May 13, 2002 and incorporated herein by reference).

(b) Not applicable.

(d) (1) Aldila, Inc. 1994 Stock Incentive Plan, as amended and restated (Filed as attachment A-1 in the Company's 2000 Proxy Statement and registered on the Company's Form S-8 (Registration No. 333-57754) and incorporated herein by reference).

     (2)  Form of Incentive Stock Option Agreement pursuant to the Option
          Plan.*

     (3) Form of Non-Qualified Stock Option Agreement pursuant to the Option Plan.*


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*  Previously filed.

                                 SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to the Schedule TO is true, complete and correct.

                                        ALDILA, INC.

                                        /s/ Robert J. Cierzan

                                        Robert J. Cierzan
                                        Vice President, Finance,
                                        Secretary and Treasurer
                                        June 14, 2002

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                             INDEX TO EXHIBITS
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Exhibit
Number       Description
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(a)(1)       Offer to Exchange, dated May 30, 2002.*

(a)(2)       Form of Letter of Transmittal.*

(a)(3)       Letter to Offerees, dated May 30, 2002.*

(a)(4)       Form of Notice of Change in Election From Accept to Reject.*

(a)(5)       Form of Notice of Change in Election From Reject to Accept.*

(a)(6)       Form of Checklist From Aldila's Human Resources Department for
             Employees.*

(a)(7)       Supplement to Aldila Stock Option Exchange Offer.

(a)(8)       Notice of Expiration of Aldila Stock Option Exchange Offer.

(a)(9) Aldila, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2001 (Filed with the Securities and Exchange Commission on April 9, 2002 and incorporated herein by reference).

(a)(10) Aldila, Inc. Definitive Proxy Statement on Schedule 14A (Filed with the Securities and Exchange Commission on April 10, 2002 and incorporated herein by reference).

(a)(11) Aldila, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2002 (Filed with the Securities and Exchange Commission on May 13, 2002 and incorporated herein by reference).

(d)(1) Aldila, Inc. 1994 Stock Incentive Plan, as amended and restated (Filed as attachment A-1 in the Company's 2000 Proxy Statement and registered on the Company's Form S-8
             (Registration No. 333-57754) and incorporated herein by reference).

(d)(2)       Form of Incentive Stock Option Agreement pursuant to Option
             Plan.*

(d)(3)       Form of Non-Qualified Stock Option Agreement pursuant to
             Option Plan.*

* Previously filed.





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